Exhibit 99.2

DERMTECH OPERATIONS, INC.

Interim Financial Statements

June 30, 2019 and 2018

DERMTECH OPERATIONS, INC.

Table of Contents

Page(s)

Balance Sheets	2

Statements of Operations and Comprehensive Loss	3

Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6–25

DERMTECH OPERATIONS, INC.

Unaudited Balance Sheets

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$2,121,857	4,752,579
Accounts receivable, net	437,481	579,961
Inventory	42,540	39,803
Prepaid expenses and other current assets	62,399	26,322

Total current assets	2,664,277	5,398,665

Property and equipment, net	188,609	214,867
Other assets	50,000	50,000

Total assets	$2,902,886	5,663,532

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$876,358	286,085
Accrued compensation	574,108	479,423
Accrued liabilities	934,491	286,059
Deferred revenue	1,138,004	1,552,229
Notes payable, current	516,270	—
Convertible notes payable, net	9,180,873	5,019,235
Derivative liability	3,374,343	2,879,774

Total current liabilities	16,594,447	10,502,805

Notes payable, noncurrent	—	516,270

Total liabilities	16,594,447	11,019,075

Commitments and contingencies
Series C convertible preferred stock, $0.001 par value; 2,800,000 Series C shares authorized as of June 30, 2019 and December 31, 2018; 2,624,393 shares issued and outstanding at June 30, 2019 and December 31, 2018; $14,539,137 liquidation preference at June 30, 2019 and December 31, 2018	2,624	2,624

Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 26,000,000 shares authorized as of June 30, 2019 and December 31, 2018; 4,709,148 and 4,644,983 shares issued and outstanding at June 30, 2019 and December 31, 2018	4,709	4,645
Additional paid-in capital	66,570,774	66,014,324
Accumulated deficit	(80,269,668)	(71,377,136)

Total stockholders’ (deficit) equity	(13,694,185)	(5,358,167)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$2,902,886	5,663,532

See accompanying notes to financial statements.

DERMTECH OPERATIONS, INC.

Unaudited Statements of Operations and Comprehensive Loss

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Contract revenue	$328,562	378,523	689,748	639,773
Assay revenue	284,654	299,697	519,947	532,269

Total revenues	613,216	678,220	1,209,695	1,172,042

Cost of revenues	685,888	687,560	1,320,478	1,350,366

Gross loss	(72,672)	(9,340)	(110,784)	(178,324)

Operating expenses:
Sales and marketing	1,031,803	778,680	1,896,026	1,498,661
Research and development	517,876	548,213	1,089,951	1,067,078
General and administrative	1,705,949	912,596	3,234,614	1,781,933

Total operating expenses	3,255,628	2,239,489	6,220,592	4,347,671

Loss from operations	(3,328,300)	(2,248,829)	(6,331,376)	(4,525,995)

Other income (expense):
Interest expense, net	(323,708)	(3,872)	(2,292,233)	(7,744)
Other expense	(39,701)	—	(224,346)	—

Total other income (expense)	(363,409)	(3,872)	(2,516,578)	(7,744)

Net loss and comprehensive loss	$(3,691,709)	(2,252,701)	(8,847,954)	(4,533,739)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	4,659,624	4,643,733	4,652,344	4,643,733
Net loss per common share outstanding, basic and diluted	$(0.79)	(0.49)	(1.90)	(0.98)

See accompanying notes to financial statements.

DERMTECH OPERATIONS, INC.

Unaudited Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity

	Series C convertible				Additional		Total
	preferred stock		Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	(deficit) equity
Balance, December 31, 2017	1,752,181	$1,752	4,643,733	$4,644	$60,560,797	$(61,372,784)	$(807,343)
Issuance of Series C preferred stock and common stock warrants at $5.54, net of $195,138 issuance costs	814,833	815	—	—	4,318,221	—	4,318,221
Stock-based compensation	—	—	—	—	226,337	—	226,337
Net loss	—	—	—	—	—	(2,281,038)	(2,281,038)

Balance, March 31, 2018	2,567,014	$2,567	4,643,733	$4,644	$65,105,355	$(63,653,822)	$1,456,177
Issuance of Series C preferred stock and common stock warrants at $5.54, net of $99,509 issuance costs	57,379	57	—	—	218,313	—	218,313
Stock-based compensation	—	—	—	—	250,198	—	250,198
Net loss	—	—	—	—	—	(2,252,701)	(2,252,701)

Balance, June 30, 2018	2,624,393	$2,624	4,643,733	$4,644	$65,573,866	$(65,906,523)	$(328,013)

	Series C convertible				Additional		Total
	preferred stock		Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	(deficit) equity
Balance, December 31, 2018	2,624,393	$2,624	4,644,983	$4,645	$66,014,324	$(71,377,136)	$(5,358,167)
Cumulative effect adjustment of accounting method change	—	—	—	—	—	(44,578)	(44,578)
Stock-based compensation	—	—	—	—	257,622	—	257,622
Net loss	—	—	—	—	—	(5,156,245)	(5,156,245)

Balance, March 31, 2019	2,624,393	$2,624	4,644,983	$4,645	$66,271,946	$(76,577,959)	$(10,301,368)
Cumulative effect adjustment of accounting method change	—	—	—	—	—	—	—
Issuance of common stock	—	—	64,165	64	41,170	—	41,234
Stock-based compensation	—	—	—	—	257,658	—	257,658
Net loss	—	—	—	—	—	(3,691,709)	(3,691,709)

Balance, June 30, 2019	2,624,393	$2,624	4,709,148	$4,709	$66,570,774	$(80,269,668)	$(13,694,185)

See accompanying notes to financial statements.

DERMTECH OPERATIONS, INC.

Unaudited Statements of Cash Flows

	Six months ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(8,847,954)	(4,533,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	37,842	38,094
Stock-based compensation	515,280	476,535
Amortization of debt discount and issuance costs	1,831,861
Change in fair value of derivative liability	224,346	—
Changes in operating assets and liabilities:
Accounts receivable, net	142,480	69,880
Inventory	(2,737)	5,555
Prepaid expenses and other current assets	(36,077)	41,309
Accounts payable and accrued compensation	684,958	(303,384)
Accrued liabilities and deferred revenue	189,630	(169,127)

Net cash used in operating activities	(5,260,372)	(4,374,877)

Cash flows from investing activities:
Purchases of property and equipment	(11,584)	(11,644)

Net cash used in investing activities	(11,584)	(11,644)

Cash flows from financing activities:
Proceeds from convertible notes payable	2,600,000	—
Proceeds from sale of convertible preferred stock and common stock warrants, net of issuance costs	—	4,537,406
Proceeds from exercise of stock options	41,234	—

Net cash provided by financing activities	2,641,234	4,537,406

Net increase/(decrease) in cash and cash equivalents	(2,630,722)	150,885

Cash and cash equivalents, beginning of period	4,752,579	1,242,042

Cash and cash equivalents, end of period	$2,121,857	1,392,926

Non-cash investing and financing activities
Debt discount and derivative liability at issuance of convertible notes payable	$270,223	—

See accompanying notes to financial statements.

DERMTECH OPERATIONS, INC.

Notes to the Interim Financial Statements (Unaudited)

(1)	The Company and a Summary of its Significant Accounting Policies

(a)	Nature of Operations

DermTech Operations, Inc. (formerly known as DermTech, Inc.) (the “Company”) was incorporated in California on December 28, 1995 and re-incorporated in Delaware on May 15, 2014. The Company is an emerging growth molecular diagnostic company developing and marketing its Clinical Laboratory Improvement Amendments (“CLIA”) laboratory services including molecular pathology tests to facilitate the diagnosis of dermatologic conditions including melanoma. The Company has developed a proprietary, non-invasive technique for sampling the surface layers of the skin using an adhesive patch in order to collect individual biological information for commercial applications in the medical diagnostic field.

On May 29, 2019, Constellation Alpha Capital Corp (NASDAQ: CNAC) (“Constellation”), a special purpose acquisition company, announced that it has executed a definitive agreement to merge with the Company.

Under the terms of the transaction, Constellation will domesticate its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware and the Company will merge with a wholly-owned subsidiary of Constellation. All of the Company’s outstanding capital stock will be converted into 16 million shares of newly issued Constellation common stock, less the number of shares of Constellation common stock that can be acquired or received pursuant to certain Company equity awards. In addition, Constellation has entered into subscription agreements with new health care focused institutional investors as well as certain existing investors in the Company to sell approximately 6.2 million shares of its common stock at a purchase price of $3.25 per share and 1,231 shares of Series A convertible preferred shares at a purchase price of $3,250 for an aggregate of $24 million in a private placement that will close in connection with the closing of the transaction.

The definitive agreement contains a minimum cash closing condition of $15 million, which Constellation expects to satisfy with proceeds from the private placement described above. The merger agreement further provides that the closing of the transaction is subject to approval by Constellation’s shareholders and the satisfaction of other closing conditions.

(b)	Basis of Presentation and Going Concern

These financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), which contemplate continuation of the Company as a going concern. The Company has incurred net losses since the Company’s formation and has an accumulated deficit of $80.3 million and a net capital deficiency of $13.7 million as of June 30, 2019 and does not have adequate cash on hand to fund operations for the next year. These conditions raise doubt about the Company’s ability to continue as a going concern.

The Company has evaluated the expected cash requirements for a 12 month period from the issuance date of the financial statements through September 2020. Management intends to complete a strategic merger transaction to fund future operations. They believe this will be sufficient to provide the Company with the ability to continue, to support its planned operations and to continue developing and commercializing gene expression tests. There can be no assurances as to the availability of additional funding that may be available to the Company. If the Company is unable to obtain sufficient funding at acceptable terms, it may be forced to significantly curtail its operations, and the lack of sufficient funding may have a material adverse impact on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(c)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including those related to

Notes to the Interim Financial Statements (Unaudited)

assay revenue, stock-based compensation, accounts receivable, derivative liability, the realization of deferred tax assets, and common and preferred stock valuations. Actual results may differ from those estimates.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents. The Company maintains its cash balances at banks and financial institutions. The balances are insured up to the legal limit. The Company maintains cash balances that may, at times, exceed this insured limit.

(e)	Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets that range from two to five years. Leasehold improvements are depreciated over the shorter of the life of the lease or the asset. The Company recorded depreciation expense of $19,179 and $19,199 during the three months ended June 30, 2019 and 2018, respectively, and $37,842 and $38,094 during the six months ended June 30, 2019 and 2018, respectively. No property or equipment was disposed of during the three months or six months ended June 30, 2019 and 2018. The Company assesses its long-lived assets, consisting primarily of property and equipment, for impairment when material events and changes in circumstances indicate that the carrying value may not be recoverable. There were no impairment losses for the three months or six months ended June 30, 2019 and 2018.

(f)	Research and Development

Costs incurred in connection with research and development activities are expensed as incurred. Research and development expenses consist of (i) employee-related expenses, including salaries, benefits, travel and stock compensation expense; (ii) facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities and laboratory and other supplies.

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses.

(g)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains $1.9 million in a bank deposit account, as of June 30, 2019, that is in excess of the $250,000 insurance provided by the Federal Deposit Insurance Corporation in one federally insured financial institution. The Company has not experienced any losses in such accounts.

(h)	Income Taxes

The Company provides for federal and state income taxes on the asset and liability approach which requires deferred tax assets and liabilities to be recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on available evidence, including its current year and prior year operating losses, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluation sources of future taxable income to support the realization of the deferred tax assets. The Company has established a full valuation allowance on the deferred tax assets as of June 30, 2019 and December 31, 2018.

Current and deferred tax assets and liabilities are recognized based on the tax positions taken or expected to be taken in the Company’s income tax returns. U.S. GAAP requires that the tax benefits of an uncertain tax position

Notes to the Interim Financial Statements (Unaudited)

can only be recognized when it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority. Tax benefits related to tax positions that do not meet this criterion are not recognized in the financial statements.

The Company recognizes interest and penalties related to income tax matters in income tax expense.

(i)	Revenue Recognition

The Company’s revenue is generated from two revenue streams, Contract Revenue and Assay Revenue. The Company accounts for revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company adopted ASC 606 on January 1, 2019, using the modified retrospective method and elected to utilize Practical Expedient 1 to apply the modified retrospective method to only contracts which were open as of January 1, 2019. Application of the modified retrospective method for the Company’s contract revenue did require a cumulative effect adjustment upon adoption, which resulted in an adjustment of $44,578 to increase accumulated deficit and deferred revenue. Application of the modified retrospective method for the Company’s assay revenue does not materially impact amounts previously reported by the Company, nor does it require a cumulative effect adjustment upon adoption, as the Company’s method of recognizing revenue under ASC 606 was analogous to the method utilized immediately prior to adoption. Accordingly, there is no need for the Company to disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes.

The Company recognizes revenue from its Contract and Assay goods and service in accordance with the core principles and key aspects considered by the Company include the following:

(a) Contract Revenue

Contract revenue is generated from the sale of CLIA laboratory services and adhesive sample collection kits to third party companies through contract research agreements. CLIA laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions. The provision of gene expression services may include sample collection using the Company’s patented adhesive patch biopsy devices, assay development for research partners, ribonucleic acid (“RNA”) isolation, expression, amplification and detection, including data analysis and reporting.

Contracts

As part of the Company’s contract revenue, we have established contracts and work orders with all our big pharma partners that all fall under the scope of ASC 606.

Performance obligations

ASC 606 requires an entity to assess the goods or services promised in a contract and identify as a performance obligation each promise to transfer to the customer either a good or service (or a bundle of goods or services) that is distinct, or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Based upon review of existing contracts, a majority of our contract revenue contracts contain three performance obligations:

(1)	Adhesive patch kits
(2)	RNA extractions
(3)	Certain project management fees

Notes to the Interim Financial Statements (Unaudited)

Many of our Contract Revenue contracts contain promises such as start-up activities and quality system setup fees, which are activities that we perform to fulfill the contract and they do not transfer any good or service to the customer. These promises encompass the administrative tasks associated with beginning and initiating a new project or study with a big pharma company. In accordance with ASC 606, an entity does not account for these activities as a promised good or service within the contract nor evaluate whether they are a performance obligations.

Transaction price

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

The transaction prices of all our performance obligations are listed in each of our contracts on a per unit basis and are fixed based for the adhesive patch kits and RNA extractions. The project management fees are assessed based on a monthly service fee which range within the contracts depending on certain factors which include length of project and amount of kits or RNA extractions promised within the contract. The fixed and variable rates are materially consistent within all our contracts. Therefore, we utilize the prices listed in each of our contracts as the transaction price for each performance obligation.

In determining the transaction price, ASC 606 requires an entity to adjust the promised amount of consideration for the effects of the time value of money if the contract contains a significant financing component. All our contracts state fixed transaction prices for each deliverable associated with the contract and does not qualify for the significant financing component of ASC 606.

Allocate the transaction price

All of our contracts have a directly observable transaction price pertaining to each promised good or service. Those prices are consistent across all contracts for adhesive patch kits and RNA extractions, with the exception of our project management fees, which we believe encompass a sufficiently narrow range of prices that are dictated upon factors of each contract previously discussed above. Therefore, we rely on those transaction prices as the basis to allocate the stand-alone selling prices to the performance obligations of the contract.

Most of our contracts contain a discount that is allocated to all items within the contract, whether they are performance obligations or not. Those items that are not performance obligations (e.g. quality system setup and start up fees) have the associated discount allocated to the transaction prices of the performance obligations evenly.

Recognize Revenue

An entity should recognize revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when (or as) the customer obtains control of that good or service. The adhesive patch kits are recognized as point in time when shipped to the customer. The RNA extraction is recognized at a point in time when the extraction process is complete and the results are sent to the customer. We provide our project management service over the life of the contract, providing equal benefit to the customer throughout the life of the project or study. Therefore, the revenue related to our project management fees is recognized straight-line over the life contract.

Deferred Revenue and Remaining Performance Obligations

The Company records a deferred revenue liability if a customer pays consideration before the Company transfers a good or service to the customer. Deferred revenue primarily represents upfront milestone payments, for which consideration is received prior to goods/services are completed in the contract. Deferred revenue at June 30, 2019 and December 31, 2018 was $1.1 million and $1.6 million, respectively.

Notes to the Interim Financial Statements (Unaudited)

Remaining performance obligations include deferred revenue and amounts the Company expects to receive for goods and services that have not yet been delivered or provided under existing contracts. For contracts that have an original duration of one year or less, the Company has elected the practical expedient applicable to such contracts and does not disclose the remaining performance obligations at the end of each reporting period and when the Company expects to recognize this revenue. At June 30, 2019, the estimated revenue expected to be recognized in future periods related to performance obligations that are unsatisfied for executed contracts with an original duration of one year or more was approximately $3.3 million. The Company expects to recognize revenue on the majority of these remaining performance obligations over the next two to three years.

(b) Assay Revenue

The Company generates revenues from their Pigmented Lesion Assay (“PLA”) and Nevome services it provides to dermatologists in various states throughout the United States to assist in a clinician’s diagnosis of melanoma. The Company provides participating dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the dermatologists, it is returned to the Company’s CLIA laboratory for analysis. The patient RNA and deoxyribonucleic acid (“DNA”) is extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not.

Contracts

The Company’s customer is the patient. However, the Company does not enter into a formal reimbursement contract with a patient, as formal reimbursement contracts are more commonly established with insurance payers. Accordingly, the Company establishes a contract with a patient in accordance with other customary business practices.

●	Approval of a contract is established by the use of our adhesive patch kit on a patient by an ordering physician, which is then sent to our central lab for testing.
●

We are obligated to perform our laboratory services upon receipt of a sample from a physician, and the patient and/or applicable payer are obligated to reimburse us for services rendered based on the patient’s insurance benefits.

●	Payment terms are a function of a patient’s existing insurance benefits.
●

Once we deliver a patient’s test result to the ordering physician, we are legally able to collect payment and bill an insurer and/or patient, depending on payer contract status or patient insurance benefit status.

●	Our consideration is deemed to be variable, and we consider collection of such consideration to be probable to the extent that it is unconstrained.

Performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service (or a bundle of goods or services) to the customer. The customer is able to order a PLA test. However, a Nevome test cannot be ordered separately from the PLA test and it is contingent on being run only when a PLA test comes back positive on a sample. The Nevome test would not qualify as a distinct service. Therefore, the PLA test is recognized as a single performance obligation and the Nevome test, if rendered, is bundled with the single PLA performance obligation.

Transaction price

The transaction price is the amount of consideration that the Company expects to collect in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration expected from a contract with a customer may include fixed amounts, variable amounts, or both.

Notes to the Interim Financial Statements (Unaudited)

The consideration derived from the Company’s contracts is deemed to be variable, though the variability is not explicitly stated in any contract. Rather, the implied variability is due to several factors, such as the amount of contractual adjustments, any patient co-payments, deductibles or patient compliance incentives, the existence of secondary payers and claim denials.

The Company estimates the amount of variable consideration using the expected value method, which represents the sum of probability-weighted amounts in a range of possible consideration amounts. When estimating the amount of variable consideration, the Company considers several factors, such as historical collections experience, patient insurance eligibility and payer reimbursement contracts.

The Company limits the amount of variable consideration included in the transaction price to the unconstrained portion of such consideration. In other words, the Company recognizes revenue up to the amount of variable consideration that is not subject to a significant reversal until additional information is obtained or the uncertainty associated with the additional payments or refunds is subsequently resolved. Differences between original estimates and subsequent revisions, including final settlements, represent changes in the estimate of variable consideration and are included in the period in which such revisions are made. Revenue recognized from changes in transaction prices was not material for the three and six months ended June 30, 2019 and 2018, respectively.

The Company monitors its estimates of transaction price to depict conditions that exist at each reporting date. If the Company subsequently determines that it will collect more consideration than it originally estimated for a contract with a patient, it will account for the change as an increase in the estimate of the transaction price (i.e., an upward revenue adjustment) in the period identified. Similarly, if the Company subsequently determines that the amount it expects to collect from a patient is less than it originally estimated, it will generally account for the change as a decrease in the estimate of the transaction price (i.e., a downward revenue adjustment), provided that such downward adjustment does not result in a significant reversal of cumulative revenue recognized.

When the Company does not have significant historical experience or that experience has limited predictive value, the constraint over estimates of variable consideration may result in no revenue being recognized upon delivery of a patient’s test result to the ordering physician, with recognition, generally occurring at the date of cash receipt.

Allocate the transaction price

The entire transaction price is allocated entirely to the single performance obligation contained within the contract with a patient.

Recognize revenue

The Company’s single performance obligation is satisfied at a point in time, and that point in time is defined as the date a patient’s successful test result is delivered to the patient’s ordering physician. The Company considers this date to be the time at which the patient obtains control of the final results of the promised test service.

If a Nevome test service is ordered and completed in conjunction with the Company’s PLA service, then the Company will recognize revenue point in time upon the delivery of the both final reports to the physician. The delivery of the Company’s Nevome test results is commonly after the Company’s PLA results are delivered due to the circumstances of how the Company processes the Nevome test. However, this length in time is determined to not materially impact the final overall revenue recognition timing.

(c) Disaggregation of Revenue

The following tables present the Company’s revenues disaggregated by revenue source during the three months ended June 30, 2019 and 2018, respectively, and during the six months ended June 30, 2019 and 2018, respectively:

Notes to the Interim Financial Statements (Unaudited)

	Three Months Ended
	June 30,
	2019	2018
Assay Revenue
PLA Test	284,654	299,697

Contract Revenue
Adhesive patch kits	168,270	148,971
RNA Extractions	85,065	143,816
Project Management Fees	74,928	51,660
Other	300	34,076

	613,216	678,220

	Six Months Ended
	June 30,
	2019	2018
Assay Revenue
PLA Test	519,947	532,269

Contract Revenue
Adhesive patch kits	335,151	219,497
RNA Extractions	200,276	252,166
Project Management Fees	152,602	98,985
Other	1,720	69,125

	1,209,695	1,172,042

(d) Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable and deferred revenue on the balance sheets.

Generally, contract revenue has a majority of contracts in which the Company receives a substantial up-front payments upon various milestones over the life of the contract. This results in deferred revenue and is relieved upon delivery of the applicable adhesive patch kits or RNA extraction results. Changes in accounts receivable and deferred revenue were not materially impacted by any other factors.

Deferred revenue balances are presented on our condensed consolidated balance sheets and was $1.1 million and $1.6 million as of June 30, 2019 and December 31, 2018, respectively.

(j)	Accounts Receivable

Contract Accounts Receivable

Contract accounts receivable are recorded at the net invoice value and are not interest bearing. The Company considers receivables past due based on the contractual payment terms which range from 30 to 60 days. The Company reserves specific receivables if collectability is no longer reasonably assured, and as of June 30, 2019 and December 31, 2018, the Company did not maintain any reserve over contract receivables as they deal with large established credit worthy customers. The Company re-evaluates such reserves on a regular basis and

Notes to the Interim Financial Statements (Unaudited)

adjusts its reserves as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the reserve. The Company recorded $155,898 and $295,784 of contract accounts receivable as of June 30, 2019 and December 31, 2018, respectively.

Assay Accounts Receivable

Due to the nature of the Company’s assay revenue, it can take a significant amount of time to collect upon billed PLA services. The Company prepares an analysis on reimbursement collections and data obtained as of each financial reporting period to determine the amount of receivables to be recorded relating to PLA services performed in the applicable period. The Company accrues an allowance for doubtful accounts against its accounts receivable when it is probable that an account is not collectible, based on write off history, credit risk of specific accounts, aging analysis and other information available on specific accounts. The Company generally does not perform evaluations of customers’ financial condition and generally does not require collateral. Accounts receivable are written off when all efforts to collect the balance have been exhausted. Historically, the Company’s bad debt expense has not been significant. The allowance for doubtful accounts was not material as of June 30, 2019 and December 31, 2018. Adjustments for implicit price concessions attributable to variable consideration are incorporated into the measurement of the accounts receivable balances and are not part of the allowance for doubtful accounts.

(k)	Freight and Shipping Costs

The Company records outbound freight and shipping costs for its contract and assay revenues in cost of revenues.

(l)	Comprehensive Income (Loss)

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

(m)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenues have been generated in the United States and all assets are held in the United States.

(n)	Net Loss Per Share

Basic and diluted net loss per common share is determined by dividing net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Because there is a net loss attributable to common shareholders during the three months ended and six months ended June 30, 2019 and 2018, the outstanding common stock warrants, stock options, restricted stock units and preferred stock have been excluded from the calculation of diluted loss per common share because their effect would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted loss per share are the same. Diluted net loss per common share for June 30, 2019 excludes the effect of anti-dilutive equity instruments including 2,624,393 shares of common stock issuable upon conversion of preferred stock, 1,113,875 shares of common stock issuable upon the exercise of outstanding common stock warrants and 2,698,242 shares of common stock issuable upon the exercise stock options and release of restricted stock units. Diluted net loss per common share for June 30, 2018 excludes the effect of anti-dilutive equity instruments including 2,624,393 shares of common stock issuable upon conversion of our preferred stock, 3,020,705 shares of common stock issuable upon the exercise of outstanding warrants and 1,717,560 shares of common stock issuable upon the exercise stock options and release of restricted stock units. The Company did not consider a two class method of earnings (loss) per share given that the Company’s convertible participating securities do not participate in losses.

Notes to the Interim Financial Statements (Unaudited)

(o)	Stock-Based Compensation

Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite service period of the awards on a straight-line basis.

The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the board of directors, management and outside valuation experts. The board of directors and outside valuation experts determine the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method. The expected term of options is based on the simplified method which defines the expected term as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The expected volatility of stock options is based upon the historical volatility of a number of related publicly traded companies in similar stages of development. The risk-free interest rate is based on the average yield of U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

The Company accounts for stock options to non-employees using the fair value approach. The fair value of these options is measured using the Black-Scholes-Merton option pricing model, reflecting the same assumptions applied to employee options, other than expected life, which is assumed to be the remaining contractual life of the award. Options that are granted to employees have a requisite service period of four years. Equity instruments awarded to non-employees are periodically re-measured as the underlying awards vest unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

Restricted stock units (“RSU”) are considered restricted stock. The fair value of restricted stock is equal to the fair market value of the underlying stock, as determined by the board of directors, management and input from outside valuation experts. The Company recognizes stock-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. RSUs that are granted to employees have a requisite service period between two and four years.

The fair value of each option for employees was estimated on the date of grant using the following assumptions:

	Six months ended June 30,
	2019	2018
Assumed risk-free interest rate	2.24 - 2.50%	2.46 - 2.94%
Assumed volatility	73.20%	78.16 - 78.25%
Expected option term	6.04 - 6.08 years	5.76 - 6.04 years
Expected dividend yield	—	—

The Company recorded stock-based compensation expense for employee options, RSUs, common stock warrants, and consultant options of $257,658 during the three months ended June 30, 2019, and $515,280 during the six months ended June 30, 2019. The total compensation cost related to non-vested awards not yet recognized at June 30, 2019 was $961,392, which is expected to be recognized on a straight-line basis over a weighted average term of 1.95 years.

Notes to the Interim Financial Statements (Unaudited)

(p)	Fair Value Measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the Company’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The following table provide a summary of the assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2019 and December 31, 2018:

Fair Value Measurements at Reporting Date Using

June 30, 2019
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities:
Derivative liability	$-	$-	$3,374,343	$3,374,343

Total liabilities	$-	$-	$3,374,343	$3,374,343

December 31, 2018
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities:
Derivative liability	$-	$-	$2,879,774	$2,879,774

Total liabilities	$-	$-	$2,879,774	$2,879,774

The fair value of the derivative liability was determined based on a probability weighted valuation model of the various embedded features of the Company’s outstanding convertible debt. The fair value is subjective and is affected by changes in inputs to the valuation model including management’s assumptions regarding estimates of timing and the probability of each embedded conversion feature occurring. An initial fair value valuation was performed at each date of issuance of the outstanding convertible debt and subsequently remeasured as of June 30, 2019. The accumulated change in fair value between the measurement dates was determined to be a $224,346 loss, which was recognized as other expense within the Statement of Operations. Changes in these assumptions can materially affect the fair value.

There were no other assets or liabilities that were measured at fair value on a recurring basis as of June 30, 2019 and December 31, 2018. The Company believes the carrying amount of cash and cash equivalents, accounts receivables, inventory, accounts payable and accrued expenses approximate their estimated fair values due to the short-term nature of these accounts.

Notes to the Interim Financial Statements (Unaudited)

(q)	Derivative Liability

From time-to-time, the Company may issue convertible notes that contain embedded features that require derivative accounting including the determination of the fair value of the financial instruments at the execution of the contract and the change in such fair values through each reporting period until such time the liability is extinguished. The Company’s convertible notes, as further discussed in Note 3, have embedded derivatives that required bifurcation from the host instrument.

(r)	Accounting Pronouncement Recently Adopted

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-09, “Compensation–Stock Compensation (Topic 718): Improvements to Employee Share Based Payment Accounting,” which includes multiple provisions intended to simplify accounting for share based payments, including accounting for income taxes, classification on the statement of cash flows, accounting for forfeitures, and classification of awards as either liabilities or equity. This new standard was effective for interim and annual periods beginning January 1, 2018 and was adopted by the Company on this date. As a result of adoption, the Company will continue to estimate forfeitures as part of their stock-based compensation calculation. Much of the remaining accounting standard did not have a material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014 09, “Revenue from Contracts with Customers (Topic 606),” superseded virtually all existing revenue guidance. Under this standard, an entity is required to recognize revenue upon transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will use more judgment and make more estimates than under the former guidance. This standard should be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment recorded in retained earnings. In March 2016, the FASB issued ASU 2016 08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which clarifies the principal versus agent guidance in the new revenue recognition standard. In April 2016, the FASB issued ASU 2016 10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” which clarifies the guidance on accounting for licenses of intellectual property (“IP”) and identifying performance obligations in the new revenue recognition standard. In May 2016, the FASB issued ASU 2016 12, “Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients,” which does not change the core principles of the guidance in Topic 606, but further clarifies and improves various narrow aspects of Topic 606. In December 2017, the FASB issued ASU 2016 20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which clarifies the codification and corrects unintended application of Topic 606. These new standards are effective for interim and annual periods beginning after December 15, 2018 and early adoption is permitted.

The Company adopted the standard as of January 1, 2019 utilizing the modified retrospective approach. Further information regarding the standard is discussed in Note 1(i) Revenue Recognition. As a result of adoption, the Company made a $44,578 adjustment to accumulated deficit to account for prior year contract revenue amounts being lower under ASC 606. The Company noted no material impact associated with the adoption of ASC 606 on assay revenue.

(s)	Accounting Pronouncements Issued But Not Yet Effective

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to current practice. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which improves the clarity of the new lease standard and corrects unintended application of the guidance. In December 2018, the FASB issued ASU 2018-20, “Narrow-Scope Improvements for Lessors”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. In March 2019, the FASB issued ASU 2019-01, “Lease (Topic 842): Codification Improvements”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and

Notes to the Interim Financial Statements (Unaudited)

disclosing essential information about leasing transactions. This new standard is effective for interim and annual periods beginning January 1, 2020 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In June 2019, the FASB issued ASU 2018-07, “Compensation-Stock Compensation (Topic 718) – Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

(2)	Balance Sheet Details

Balance sheet details are as follows:

	June 30,	December 31,
	2019	2018

Prepaid expenses and other current assets:

Prepaid insurance	$31,827	$1,848

Prepaid trade shows	9,600	18,836

Other current assets	20,972	5,637

	$62,399	$26,322

Property and equipment, gross:

Laboratory equipment	$317,747	$314,238

Computer equipment and software	6,747	2,626

Furniture and fixtures	33,813	33,813

Leasehold improvements	18,478	14,522

	376,784	365,199

Less accumulated depreciation	(188,175)	(150,333)

	$188,609	$214,867

Notes to the Interim Financial Statements (Unaudited)

	June 30,	December 31,
	2019	2018

Accrued Liabilities:

Accrued consulting services	$149,765	$23,041

Accrued interest	624,684	164,313

Deferred rent	79,165	84,792

Other accrued expenses	80,877	13,913

	$934,491	$286,059

Accrued compensation:

Accrued paid time off	$272,327	$233,689

Accrued bonus and deferred compensation	301,780	245,735

	$574,108	$479,423

(3)	Debt

Wilson, Sonsini, Goodrich & Rosati Note

On January 7, 2016, the Company converted $566,270 of its accounts payable due to Wilson, Sonsini, Goodrich & Rosati (the Company’s general legal counsel) into a three year promissory note bearing 3% interest and maturing on January 7, 2019, or earlier under certain circumstances. There are no principal payments due until the note reaches maturity. On October 25, 2017, the Company amended and restated its promissory note with Wilson, Sonsini, Goodrich & Rosati by paying down $50,000 on the principal balance of the note while extending its maturity date to January 7, 2020, or earlier under certain circumstances at a continued interest rate of 3%. The Company recorded $3,872 of interest expense relating to this note payable during the three months end June 30, 2019 and 2018, and $7,744 six months ended June 30, 2019 and 2018.

2018 Convertible Bridge Notes

From August to November 2018, the Company issued $6.8 million aggregate principal amount of convertible bridge notes (“2018 Bridge Notes”), resulting in $6.6 million in net proceeds. The 2018 Bridge Notes carry a 10% interest rate and mature on March 31, 2019. Since the 2018 Bridge Notes were not paid or converted by March 31, 2019, the interest rate increased to 15%. The Company intends to let these 2018 Bridge Notes accrue at 15% interest until they are converted by one of the methods discussed below.

The 2018 Bridge Notes are subject to automatic conversion into equity securities of the Company at the closing of a single or series of related capital raising transactions in which the Company issues equity securities with aggregate gross proceeds to the Company of at least $20 million (“Qualified Financing”) that occurs on or prior to the maturity date. Upon automatic conversion of these 2018 Bridge Notes, the note holders shall be entitled to receive shares of the Company’s equity securities equal to the quotient obtained by dividing the unpaid principal amount of these 2018 Bridge Notes plus interest accrued but unpaid by the lesser of:

1)	the lowest price per share of the new stock paid in the Qualified Financing by investors multiplied by 70%.

2)

the price per share obtained by dividing $45 million by the Company’s fully-diluted capitalization immediately prior to such Qualified Financing assuming exercise or conversion of all outstanding options and issuance of all outstanding restricted stock unit awards, including all shares of common stock reserved and available for future grant under any equity incentive plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing, but excluding any shares issuable upon exercise of the Company’s outstanding common stock warrants or conversion of the 2018 Bridge Notes.

Notes to the Interim Financial Statements (Unaudited)

In the event the Company consummates, on or before the Maturity Date, an equity financing pursuant to which it sells shares of equity in a transaction that does not constitute a Qualified Financing, then the note holders shall have the option, but not the obligation, to elect to treat such equity financing as a Qualified Financing on the same terms set forth.

In addition, the note holders may elect to convert at any time all of the outstanding principal balance under these 2018 Bridge Notes, together with any accrued but unpaid interest into shares of the Company’s Series C Preferred Stock (“Optional Conversion”). Upon Optional Conversion of these notes, the note holders shall be entitled to receive a number of shares of the Company’s Series C Preferred Stock equal to the quotient obtained by dividing the unpaid principal amount of these notes plus interest accrued but unpaid by $5.54, subject to adjustment upon certain events. The note holders will also receive common stock warrants, in substantially the same form as the common stock warrants issued to any purchasers of the Company’s Convertible Series C Preferred Stock.

In the event of a Change of Control (as defined in the 2018 Bridge Note agreements) transaction prior to the payment in full or conversion of these 2018 Bridge Notes, then the note holders may elect to either:

1)	effect the Optional Conversion feature, as discussed above.

2)

demand payment of the outstanding principal amount and the current accrued but unpaid interest of these 2018 Bridge Notes (“Base Amount”) plus an amount equal to the Base Amount multiplied by a specified percentage,

Several of the embedded features of the 2018 Bridge Notes were identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract. The Company accounted for this by separating the derivative component of the 2018 Bridge Notes as a derivative liability on the balance sheet. The Company assigned a value to the debt component of the 2018 Bridge Notes equal to the difference between the estimated fair value of the 2018 Bridge Notes with and without the conversion features, which resulted in the Company recording the 2018 Bridge Notes at a discount. The total debt discount amount as of the respective date of issuance of the 2018 Bridge Notes was determined to be $2.5 million. The Company amortized the debt discount over the contractual life (i.e., March 31, 2019) of the 2018 Bridge Notes as additional non-cash interest expense utilizing the effective interest method. At each financial reporting period, the Company remeasures the fair value of the embedded features bifurcated from the 2018 Bridge Notes (i.e., the derivative liability) and changes in the fair value is recognized in earnings. As of three months ended and six months ended June, 2019 and 2018, the Company recognized losses of $36,322 and $0, respectively, and $220,967 and $0, respectively, on the change in fair value of the derivative liability recognized as other expense on the Statement of Operations.

The following table summarizes information about the liability components the Company’s 2018 Bridge Notes:

2018 Bridge Notes	June 30, 2019	December 31, 2018
Principal amount outstanding	$6,800,000	$6,800,000

Unamortized discount and issuance costs	-	(1,780,765)

Total current convertible notes payable, net	$6,800,000	$5,019,235

On May 23, 2019, the Company and the various convertible 2018 Bridge Note holders agreed to amend the outstanding convertible notes that were issued in the last of half of 2018. As part of the amendment, the maturity dates of the notes were extended to the earliest of (i) September 24, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of the Company (iv) a Liquidation Transaction; or (v) the consummation of a merger with or into Constellation Alpha Capital Corp. or any of its subsidiaries.

In addition, immediately prior to the consummation of a Company merger with or into Constellation Alpha Capital Corp. or any of its subsidiaries substantially on the terms contemplated as of the date hereof on or before September 24, 2019 (a “Qualifying Merger”), the outstanding principal amount of and all accrued but unpaid interest on each of the convertible notes shall automatically be converted into shares of the Company’s common stock at a price per

Notes to the Interim Financial Statements (Unaudited)

share equal to 70% of the Merger Consideration. The “Merger Consideration” means (i) the lesser of $3.75 and (ii) the offering price per share of the PIPE transaction to be consummated concurrently with the consummation of the Qualifying Merger multiplied by the Conversion Ratio. The “Conversion Ratio” means the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of the Company as of immediately after the conversion of the notes.

This new embedded Qualifying Merger feature of the 2018 Bridge Notes was identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract with the previously identified embedded features that met the criteria of being a derivative. In addition, this amendment was accounted for as a debt modification of the existing 2018 Bridge Notes.

2019 Convertible Bridge Notes

Between June 5th and June 10th, 2019, the Company issued additional convertible bridge notes (the 2019 Bridge Notes”) to existing investors for aggregate gross proceeds of $2.6 million. These convertible bridge notes carry an interest rate of 10% and mature after the earliest to occur of: (i) September 25, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of the Company; (iv) a Liquidation Transaction; or (v) the consummation of a merger of the Company with DT Merger Sub, Inc., a subsidiary of Constellation Alpha Capital Corp., in accordance with the Agreement and Plan of Merger, dated as of May 29, 2019.

The unpaid principal amount of these convertible bridge notes together with any interest accrued but unpaid thereon, shall automatically be converted into shares of the Company’s common stock immediately prior to the consummation of a Qualifying Merger. Upon the conversion of these notes, the note holders shall be entitled to receive a number of shares of the Company’s common stock equal to the quotient obtained by dividing (i) the unpaid principal amount of these notes plus interest accrued but unpaid thereon, by (1) if the Qualifying Merger consummates prior to the maturity date, the lesser of (x) $3.37 and (y) 90% of the Merger Consideration (as defined below), or (2) if the Qualifying Merger consummates on or after the maturity date, the lesser of (x) $2.62 and (y) 70% of the Merger Consideration. The “Merger Consideration” means the offering price per share of the PIPE transaction between Constellation and the investors thereto, to be consummated substantially concurrently with the consummation of the Qualifying Merger, multiplied by the Conversion Ratio (as defined below). The “Conversion Ratio” means the quotient resulting from dividing 16,000,000 by the number of the Company’s fully diluted shares immediately prior to the consummation of the Qualifying Merger, assuming exercise of all outstanding options, issuance of all common stock underlying outstanding restricted stock unit awards, exercise of all outstanding warrants, and conversion of all outstanding convertible promissory notes, including these notes and any other note of substantially the same form, but excluding all shares of the Company’s common stock reserved and available for future grant under any equity incentive or similar plan of the Company, and in each case as adjusted for stock splits, combinations and similar transactions, all calculated in accordance with the final allocation schedule to be delivered in connection with the Qualifying Merger.

In addition to the Qualifying Merger feature, the 2019 Bridge Notes were issued with the same embedded features as 2018 Bridge Notes, as discussed above, prior to the May 23, 2019 amendment. Several of the embedded features of the 2019 Bridge Notes were identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract. The Company accounted for this by separating the derivative component of the 2019 Bridge Notes as a derivative liability on the balance sheet. The Company assigned a value to the debt component of the 2019 Bridge Notes equal to the difference between the estimated fair value of the 2019 Bridge Notes with and without the conversion features, which resulted in the Company recording the 2019 Bridge Notes at a discount. The total debt discount amount as of the respective date of issuance of the 2019 Bridge Notes was determined to be $270,223. The Company is amortizing the debt discount over the contractual life (i.e., September 25, 2019) of the 2019 Bridge Notes as additional non-cash interest expense utilizing the effective interest method. At each financial reporting period, the Company remeasures the fair value of the embedded features bifurcated from the 2019 Bridge Notes (i.e., the derivative liability) and changes in the fair value is recognized in earnings. For the three and six months ended June, 2019 and 2018, the Company recognized losses of $3,379 and $0, respectively, and $3,379 and $0, respectively, on the change in fair value of the derivative liability recognized as other expense on the Statement of Operations and Comprehensive Loss.

Notes to the Interim Financial Statements (Unaudited)

The following table summarizes information about the liability components the Company’s 2019 Bridge Notes:

2019 Bridge Notes	June 30, 2019	December 31, 2018
Principal amount outstanding	$2,600,000	$-

Unamortized discount and issuance costs	(219,127)	-

Total current convertible notes payable, net	$2,380,873	$-

(4)	Stockholders’ Equity

(a)	Classes of Stock

The Company amended its Delaware certificate of incorporation in August 2016 authorizing the Company to issue 28,800,000 shares in two classes, common and preferred. The Company can issue up to 26,000,000 shares of common stock and 2,800,000 shares of preferred stock. The Company’s Series C Convertible Preferred Stock is the only preferred stock that is currently outstanding. Both classes of stock have a par value of $0.001 per share.

(b)	Series C Convertible Preferred Stock Financing

In an effort to raise additional capital, the Company set forth a Series C Convertible Preferred Stock private offering in August of 2016 for a total offering amount of $15 million at a price per share of $5.54. The Company engaged a registered placement agent to assist in marketing and selling of preferred units. Investors that purchase at least $1 million of Series C Convertible Preferred Stock in a single closing receive a three year warrant to purchase common shares at an exercise price of $5.54 in the amount equal to 20% of shares of Series C Preferred Stock purchased. During 2017, 964,007 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $5.3 million, reduced by issuance costs of $406,872. In addition, 176,908 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent. During 2018, 872,212 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $4.8 million, reduced by issuance costs of $294,647. In addition, 172,440 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent.

On May 23, 2019, the Company agreed to an amendment with the Series C Convertible Preferred Stockholders that upon the consummation of a merger with or into Constellation Alpha Capital Corp. or any of its subsidiaries on or before September 24, 2019, the outstanding Series C Convertible Preferred Stock would convert into common stock at a one to one ratio in accordance with the Company’s Amended and Restated Certificate of Incorporation.

Preferred Dividends

Preferred Series C shareholders are entitled to non-cumulative dividends at a rate of 6% per share of the initial purchase price when and if declared by the board of directors. Any additional dividends shall be distributed to the common shareholders.

Preferred Liquidation Preference

Series C Convertible Preferred Stock is entitled to a per share liquidation preference equal to the initial purchase price plus declared but unpaid dividends. In the event of a liquidation transaction, Preferred Series C shareholders shall be entitled to receive prior and in preference to any distribution to common stock shareholders.

Notes to the Interim Financial Statements (Unaudited)

Redemption

Series C Convertible Preferred Stock does not contain any mandatory redemption features. The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

Conversion

Series C Convertible Preferred Stock is convertible into common stock at a rate calculated by dividing the initial purchase price by the conversion price. The initial conversion price is equal to the initial purchase price. Under this conversion feature, each share of Series C Convertible Preferred Stock is convertible at the option of the holder or shall automatically be converted into fully paid, non-assessable shares of common stock at the then effective conversion price for such share immediately upon the earlier of (i) the closing of a public offering of the Company’s common stock involving aggregate proceeds of at least $15 million prior to underwriting discounts, commissions and other expense, and a per share price of at least $11.08 (as adjusted for stock splits, stock dividends, reclassifications and the like); or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock voting together as a single class.

For any future issuances of Series C Convertible Preferred Stock, the conversion price will be adjusted if the Series C Convertible Preferred Stock is issued under certain circumstances at a per share consideration less than the conversion price. The new conversion price shall be determined by multiplying the conversion price then in effect by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of shares of common stock that the aggregate consideration received by the Company for such issuance would purchase at such conversion price; and the denominator of which shall be the number of shares of outstanding common stock plus the number of shares of such additional stock.

Voting Rights

Each holder of common stock is entitled to one vote per share held. Each holder of Series C Convertible Preferred Stock is entitled to the number of votes equal to the number of common shares into which their holdings could be converted. Pursuant to the terms of a voting agreement, preferred and common stockholders shall vote together as a single class on an as-if-converted basis on all matters including the election of all members of the board of directors.

(c)	Stock-Based Compensation

The Company adopted the DermTech, Inc. 2010 Stock Option Plan (the “2010 Plan”) in 2010, which provides for the granting of incentive and non-statutory stock options and restricted stock purchase rights and bonus awards. Under the 2010 Plan, incentive and non-statutory stock options may be granted at not less than 100% of the fair market value of the Company’s common stock on the date of grant. For incentive stock options granted to a ten percent shareholder under the 2010 Plan, the exercise price shall not be less than 110% of the fair market value of a share of stock on the effective date of grant. The Company initially reserved 1.8 million shares of common stock for issuance to employees, non-employee directors and consultants of the Company. The 2010 Plan includes a provision which annually increases the amount of common stock reserved for issuance under the 2010 Plan. The reserved shares for issuance increased 0 and 350,000 for the three months ended June 30, 2019 and twelve months ended December 31, 2018, respectively. The contractual term of options granted under the 2010 Plan is ten years. Vesting provisions vary based on the specific terms of the individual option awards. 0.2 million and 1.2 million options remain available for future grant under the 2010 Plan as of June 30, 2019 and December 31, 2018, respectively.

Warrants to purchase common stock were issued to executive officers in lieu of certain stock options. The common stock warrants have a ten year life and are exercisable at $0.63 per common share. The common stock

Notes to the Interim Financial Statements (Unaudited)

warrants vest monthly over a four year period. Outstanding executive common stock warrants totaled 38,430 at both June 30, 2019 and December 31, 2018.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at June 30, 2019 and December 31, 2018:

	June 30,	December 31,
	2019	2018
Warrants to purchase common stock	1,113,875	2,027,520
Stock options issued and outstanding	1,896,591	921,265
Restricted stock units issued and outstanding	801,651	801,651
Authorized for future option grants	211,766	1,187,092

	4,023,883	4,937,528

(5)	Income Taxes

The Company has reported net losses since inception and therefore, the minimum provision for state income taxes has been recorded. The federal statutory rates was 21% at June 30, 2019 and December 31, 2018, respectively, and the effective income tax rate for the Company’s provision for income taxes was 0% at June 30, 2019, and December 31, 2018, respectively.

The utilization of NOL and tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code (“IRC”), a corporation that undergoes an ownership change may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has not completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred. If an ownership change has occurred, the Company’s ability to use its NOL and tax credit carryforwards may be restricted, which could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.

The Company conducts intensive research and experimentation activities, generating research tax credits for federal and state purposes under IRC Section 41. The Company has not performed a formal study validating these credits claimed in the tax returns. Once a study is prepared, the amount of research and development (“R&D”) tax credits available could vary from what was originally claimed on the tax returns.

During the fiscal year 2018 and 2019, the Company issued convertible bridge notes that required bifurcation of embedded derivatives for financial statement purposes. As such, deferred taxes were established for both the host instrument and the bifurcated embedded derivatives. Although the deferred tax balances offset at issuance, they will differ as the bifurcated embedded derivatives will be marked to fair value on an ongoing basis while the debt discount will be accounted for under the effective interest method.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (“Tax Act”). The legislation significantly changed U.S. tax law by, among other things, reducing the US federal corporate tax from 35% to 21%. We re-measured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% plus state and local tax. The Company recorded a decrease related to our federal deferred tax assets and liabilities of $6,812,000 as a result of the tax rate decrease, with a corresponding adjustment to our valuation allowance, in fiscal year 2017.

Due to the net operating loss carryforwards, the U.S. federal and state returns are open to examination for all years since inception.

Notes to the Interim Financial Statements (Unaudited)

(6)	Commitments and Contingencies

Operating Leases

In January 2013, the Company entered into a non-cancelable lease agreement for its operating facilities. In January 2014, the Company signed an amendment to the lease to extend the term through January 2017. In November 2016, the Company signed a second amendment to the lease to extend the term through March 2022. The Company records rent expense on a straight line basis over the life of the lease and the difference between the average rent expense and cash payments for rent is recorded as deferred rent and is included in accrued liabilities on the balance sheet.

Rent and associated common area maintenance expense totaled $145,776 and $156,145 and $298,348 and $312,289 during the three months ended June 30, 2019 and 2018, respectively, and during the six months ended June 30, 2019 and 2018.

Future minimum lease payments for the operating leases for the operating facilities as of June 30, 2019 are:

2019		201,425
2020		413,928
2021		426,346
2022		108,983

	$	1,150,681

Legal Proceedings

The Company is not involved in any material legal proceedings.

(7)	Retirement Plan

The Company has a Section 401(k) retirement plan covering all employees. The Company does not offer a contribution percentage match.

(8)	Related Party Transactions

There were no related party transactions identified as of and for the six months ended June 30, 2019. During 2018, we compensated a director $30,000 for consulting services that he provided to our sales and marketing department. There were no other related party transactions identified in 2019 or 2018.

(9)	Subsequent Events

Completion of the Business Combination

DermTech, Inc. (“DermTech”) announced on September 3, 2019 that it completed its previously announced business combination with Constellation (the “Business Combination”). As a result of the Business Combination, the previous Company stockholders own a controlling interest in DermTech. Shortly following the completion of the Business Combination, DermTech changed its name from Constellation Alpha Capital Corp. to DermTech, Inc., and effected a one-for-two reverse stock split of its common stock. As of August 30, 2019, DermTech’s common stock and certain of its warrants began trading on the Nasdaq Capital Market under the ticker symbols “DMTK” and “DMTKW,” respectively.

The Business Combination was funded through proceeds received from the completion of a private placement transaction immediately prior to the Business Combination at a split-adjusted price of $6.50 per common share, and cash remaining in Constellation’s trust account after giving effect to stockholder redemptions. As a result of the Business Combination, DermTech has access to approximately $29 million of gross capital, exceeding the $15 million closing cash requirement previously announced.

Immediately following the completion of the Business Combination, all of Constellation’s officers and directors resigned. The Company’s senior management has been appointed to serve in their current roles at DermTech, and all

Notes to the Interim Financial Statements (Unaudited)

of the members of the Company’s board have been appointed to DermTech’s board. In particular, Dr. John Dobak, CEO of the Company, will serve as CEO of DermTech, and Matthew Posard, Chairman of the Company’s board, will serve as Chairman of DermTech’s board. In addition, Enrico Picozza of HLM Venture Partners has been appointed as a director of DermTech’s board.

Additional Headquarter Lease

On August 6, 2019, the Company executed an amendment to their existing headquarter lease located in Torrey Pines, California with their landlord. As part of the amendment, the Company has agreed to expand its existing headquarter lease space to include approximately 3,595 in new square footage. The lease of this new space coincides with the existing term of the Company’s headquarter lease, which expires on March 31, 2022.

The Company considered subsequent events through September 5, 2019, the date the financial statements were available to be issued.